Exhibit 99.1

RECONCILIATION OF NON-GAAP MEASURES

Funds From Operations (“FFO”)

Our Company uses FFO in addition to net income to report our operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (“GAAP”) measures. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. Our Company also presents FFO excluding early extinguishment of debt, net and costs related to unsolicited takeover offer.

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as our Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. Our Company believes that such a presentation also provides investors with a more meaningful measure of our operating results in comparison to the operating results of other REITs. Our Company believes that FFO excluding early extinguishment of debt, net and costs related to unsolicited takeover offer provides useful supplemental information regarding our Company’s performance as it shows a more meaningful and consistent comparison of our Company’s operating performance and allows investors to more easily compare our Company’s results. Our Company believes that FFO on a diluted basis is a measure investors find most useful in measuring the dilutive impact of outstanding convertible securities.

Our Company believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. Our Company also cautions that FFO, as presented, may not be comparable to similarly titled measures reported by other real estate investment trusts.

Management compensates for the limitations of FFO by providing investors with financial statements prepared according to GAAP, along with this detailed discussion of FFO and a reconciliation of FFO and FFO-diluted to net income available to common stockholders. Management believes that to further understand our Company’s performance, FFO should be compared with our Company’s reported net income, as presented in our Company’s consolidated financial statements. See our Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The following reconciles net income attributable to our Company to FFO and FFO-diluted for the years ended December 31, 2017, 2016, 2015 and 2014 (dollars and shares in thousands):

	2017	2016	2015	2014
Net income attributable to our Company	$146,130	$516,995	$487,562	$1,499,042
Adjustments to reconcile net income attributable to our Company to FFO—basic:
Noncontrolling interests in the Operating Partnership	10,729	37,780	32,615	105,584
Gain on sale or write down of consolidated assets, net	(42,446)	(415,348)	(378,248)	(73,440)
Gain on remeasurement of consolidated assets	—	—	(22,089)	(1,423,136)
Add: gain on undepreciated assets—consolidated assets	1,564	3,717	1,326	1,396
Less: loss on write-down of non-real estate assets—consolidated assets	(10,138)	—	—	—
Add: noncontrolling interests share of gain (loss) on sale or write-down of assets—consolidated assets	1,209	(1,662)	481	146
(Gain) loss on sale or write down of assets—unconsolidated joint ventures(1)	(14,783)	189	(4,392)	1,237
Add: gain (loss) on sale of undepreciated assets—unconsolidated joint ventures(1)	6,644	(2)	4,395	2,621
Depreciation and amortization on consolidated assets	335,431	348,488	464,472	378,716
Less: noncontrolling interests in depreciation and amortization—consolidated assets	(15,126)	(15,023)	(14,962)	(20,700)
Depreciation and amortization—unconsolidated joint ventures(1)	177,274	179,600	84,160	82,570
Less: depreciation on personal property	(13,610)	(12,430)	(13,052)	(11,282)

FFO attributable to common stockholders and unit holders—basic and diluted	582,878	642,304	642,268	542,754
(Gain) loss on extinguishment of debt, net—consolidated assets	—	(1,709)	(1,487)	9,551

FFO attributable to common stockholders and unit holders excluding extinguishment of debt, net—diluted	582,878	640,595	640,781	552,305
Costs related to unsolicited takeover offer	—	—	25,204	—

FFO attributable to common stockholders and unit holders excluding extinguishment of debt, net and costs related to unsolicited takeover offer—diluted	$582,878	$640,595	$665,985	$552,305

Weighted average number of FFO shares outstanding for:
FFO attributable to common stockholders and unit holders—basic(2)	152,293	157,320	168,478	153,224
Adjustments for the impact of dilutive securities in computing FFO—diluted:
Share and unit-based compensation plans	36	112	144	147

FFO attributable to common stockholders and unit holders—diluted(3)	152,329	157,432	168,622	153,371

(1)	Unconsolidated assets are presented at our Company’s pro rata share.
(2)	Calculated based upon basic net income as adjusted to reach basic FFO. During the years ended December 31, 2017, 2016, 2015 and 2014, there were 10.4 million, 10.7 million, 10.6 million and 10.1 million OP Units outstanding, respectively.
(3)	The computation of FFO-diluted shares outstanding includes the effect of share and unit-based compensation plans and the senior notes using the treasury stock method. It also assumes the conversion of MACWH, LP common and preferred units to the extent that they are dilutive to the FFO-diluted computation.

The following reconciles net income per share attributable to common stockholders-diluted to FFO per share-diluted for the years ended December 31, 2017, 2016, 2015 and 2014:

	2017	2016	2015	2014
Net income per share attributable to common stockholders—diluted	$1.02	$3.52	$3.08	$10.45
Per share impact of depreciation and amortization of real estate	3.19	3.18	3.09	2.81
Per share impact of gain on remeasurement, sale or write down of assets, net	(0.38)	(2.62)	(2.36)	(9.72)

FFO per share—diluted	3.83	4.08	3.81	3.54
Per share impact of (gain) loss on early extinguishment of debt, net	—	(0.01)	(0.01)	0.06
Per share impact of costs related to unsolicited takeover offer	—	—	0.15	—

FFO per share excluding early extinguishment of debt, net and costs related to unsolicited takeover offer—diluted	$3.83	$4.07	$3.95	$3.60

Adjusted EBITDA, Net Operating Income (“NOI”) and NOI—Same Centers

Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the Operating Partnership, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of our Company to incur and service debt and make capital expenditures. Our Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of our Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. Our Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

Our Company presents Same Center NOI because we believe it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the management companies’ revenues and operating expenses, our general and administrative expenses, costs related to unsolicited takeover offer and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from Non-Same Centers.

The changes in Same Center NOI is calculated by dividing the change in NOI year-over-year by the preceding period’s NOI based on the Same Center population for the year most recently presented. For purposes of the comparison, our Company defines Same Centers as those Centers that are substantially complete and in operation for the entirety of both periods of the comparison. Non-Same Centers for comparison purposes, include those Centers or properties that are going through a substantial redevelopment, those properties that have recently transitioned to or from equity method joint ventures to consolidated assets, properties recently acquired and properties that have been disposed of. Our Company moves a Center in and out of Same Centers based on whether the Center is substantially complete and in operation for the entirety of both periods of the comparison. Accordingly, the adjustments reflect movement of Centers in and out of Same Centers for periods of comparison.

The following reconciles net income attributable to our Company to Adjusted EBITDA, NOI and NOI—Same Centers for the years ended December 31, 2017, 2016, 2015, 2014 and 2013 (dollars in thousands).

	2017	2016	2015	2014
Net income attributable to our Company	$146,130	$516,995	$487,562	$1,499,042
Interest expense	263,382	251,618	242,126	241,400
Depreciation and amortization	497,579	513,065	533,670	440,586
Noncontrolling interests in the Operating Partnership	10,729	37,780	32,615	105,584
(Gain) loss on extinguishment of debt, net	—	(1,709)	(1,487)	9,551
Gain on remeasurement, sale or write down of assets, net	(56,020)	(416,821)	(404,248)	(1,495,193)
Income tax expense (benefit)	15,594	722	(3,223)	(4,269)
Distributions on preferred units	387	575	1,174	710

Adjusted EBITDA	877,781	902,225	888,189	797,411
REIT general and administrative expenses	28,240	28,217	29,870	29,412
Costs related to unsolicited takeover offer	—	—	25,204	—
Management Companies’ revenues	(43,394)	(39,464)	(26,254)	(33,981)
Management Companies’ operating expenses	100,121	98,323	92,340	88,424
Straight-line and above/below market adjustments	(29,531)	(38,309)	(27,950)	(18,357)

NOI—All Centers	933,217	950,992	981,399	862,909
NOI of Non-Same Centers	(57,606)	(91,150)	(81,708)	(93,826)

NOI—Same Centers	$875,611	$859,842	$899,691	$769,083

	2016	2015	2014	2013
Net income attributable to our Company	$516,995	$487,562	$1,499,042	$420,090
Interest expense	251,618	242,126	241,400	269,542
Depreciation and amortization	513,065	533,670	440,586	441,363
Noncontrolling interests in the Operating Partnership	37,780	32,615	105,584	29,637
(Gain) loss on extinguishment of debt, net	(1,709)	(1,487)	9,551	(3,036)
Gain on remeasurement, sale or write down of assets, net	(416,821)	(404,248)	(1,495,193)	(354,764)
Income tax expense (benefit)	722	(3,223)	(4,269)	(1,692)
Distributions on preferred units	575	1,174	710	735

Adjusted EBITDA	902,225	888,189	797,411	801,875
REIT general and administrative expenses	28,217	29,870	29,412	27,772
Costs related to unsolicited takeover offer	—	25,204	—	—
Management Companies’ revenues	(39,464)	(26,254)	(33,981)	(40,192)
Management Companies’ operating expenses	98,323	92,340	88,424	93,461
Straight-line and above/below market adjustments	(38,309)	(27,950)	(18,357)	(16,780)

NOI—All Centers	950,992	981,399	862,909	866,136
NOI of Non-Same Centers	(98,657)	(162,204)	(17,982)	(128,353)

NOI—Same Centers	$852,335	$819,195	$844,927	$737,783

NOI—Same Centers Percentage Change	2.73%	4.96%	6.48%	4.24%